UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12
RANGER OIL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RANGER OIL CORPORATION

16285 Park Ten Place
Suite 500
Houston, Texas 77084
NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
Notice is hereby given that the 2022 Annual Meeting of Shareholders of Ranger Oil Corporation (the “Company”) will be held at the Hyatt Regency Houston West, Houston, Texas on Monday, May 2, 2022, at 10:30 a.m., Central time (the “Annual Meeting”).
The Annual Meeting is being held to consider and act on the following matters:
1.
The election of four directors named in this Proxy Statement, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity;

2.	An advisory vote to approve the compensation of our named executive officers;
3.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.
Only shareholders of record at the close of business on March 18, 2022 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.A majority in voting power of the outstanding shares of the Company entitled to vote must be present in person or represented by proxy at the Annual Meeting to constitute a quorum. Therefore, all shareholders are urged to vote their shares in advance of the meeting or attend the Annual Meeting.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, is being mailed to shareholders together with this Notice.
We intend to hold this Annual Meeting in person. However, we are monitoring the situation regarding COVID-19, taking into account guidance from the Centers for Disease Control and Prevention and the World Health Organization. The health and well-being of our employees, Board members and stockholders is our top priority. Accordingly, we are planning for the possibility that we may have to again provide for Annual Meeting attendance or participation by means of remote communication if we determine it is not advisable to hold an in-person meeting or if individuals are unable to attend in person. We will announce any such updates as promptly as practicable, and details on how to participate will be issued by press release, posted on our website, and/or filed with the SEC as additional proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.
Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible in one of three ways: by Internet, telephone or by mail. If you later find that you will be present at the meeting and wish to vote in person or for any other reason desire to revoke your proxy, you may revoke your proxy at any time before the voting at the Annual Meeting.
By Order of the Board of Directors

/s/ Katherine Ryan
Katherine Ryan
Corporate Secretary
Houston, Texas
April 1, 2022

i

ii

RANGER OIL CORPORATION
PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held on May 2, 2022
GENERAL INFORMATION
This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Ranger Oil Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the 2022 Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 10:30 a.m., Central time, on Monday, May 2, 2022 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Hyatt Regency Houston West, Houston, Texas. This Proxy Statement and the accompanying proxy card are first being mailed on or about March 29, 2022. Our principal executive offices are located at 16285 Park Ten Place, Suite 500, Houston, Texas 77084.
As discussed above, we intend to hold this Annual Meeting in person. However, we are monitoring the situation regarding COVID-19, taking into account guidance from the Centers for Disease Control and Prevention and the World Health Organization. The health and well-being of our employees, Board members and stockholders is our top priority. Accordingly, we are planning for the possibility that we may have to again provide for Annual Meeting attendance or participation by means of remote communication if we determine it is not advisable to hold an in-person meeting or if individuals are unable to attend in person. We will announce any such updates as promptly as practicable, and details on how to participate will be issued by press release, posted on our website, and/or filed with the SEC as additional proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.
Record Date and Voting Rights
Only holders of record of shares of our Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), or Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”), at the close of business on March 18, 2022 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 21,115,294 shares of our Class A Common Stock and 22,548,998 outstanding shares of our Class B Common Stock.
Holders of our Common Stock will vote together as a single class at the Annual Meeting. Holders of our Common Stock are entitled to one vote per share of Common Stock on all matters to be presented at the Annual Meeting. Therefore, up to 43,664,292 votes may be cast at the Annual Meeting. All shares represented by properly executed and delivered proxies will be voted at the Annual Meeting.
Quorum and Adjournments
The presence, in person or by proxy, of a majority in voting power of the outstanding Common Stock (including the Class B Common Stock, as indicated above) at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for all matters considered at the Annual Meeting. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares entitled to vote who are present or represented by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Seventh Amended and Restated Bylaws (the “Bylaws”), our Chairman has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.
Votes Required
Directors will be elected (Proposal No. 1) by the affirmative vote of the majority of the votes cast at the Annual Meeting, which means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee. With respect to the election of directors, you may vote “for,” “against” or “abstain” with respect to any nominee for the Board. An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.
The advisory vote to approve the compensation of our named executive officers (Proposal No. 2) is only advisory in nature and has no binding effect on us or our Board. The say-on-pay vote will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.
Ratification of Grant Thornton LLP, or “Grant Thornton” as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 3) requires that the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.
Broker Non-Votes
Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under applicable rules, brokers are permitted (but not required) to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.
The election of directors (Proposal No. 1) and the advisory vote to approve the compensation of our named executive officers (Proposal No. 2) are considered non-routine matters under applicable rules. Consequently, brokers may not vote uninstructed shares on any of these proposals, and there may be broker non-votes on these proposals. Broker non-votes will have no effect on the outcome of Proposal No. 1 and Proposal No. 2. The ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 3) is considered a routine matter under applicable rules. Consequently, brokers may (but are not required to) vote uninstructed shares on this proposal, and we do not expect any broker non-votes on this proposal. Broker shares that are voted on any matter at the Annual Meeting will be included in determining the number of shares present for purposes of determining whether a quorum is present at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the Annual Meeting.
Shareholders of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You can also vote via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.
Beneficial Owners
If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. See “Broker Non-Votes” above.
Voting in Person
Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in a brokerage account or by another nominee may be voted in person only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, in light of continued uncertainty relating to the COVID-19 pandemic, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.
Default Voting
A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you are a registered holder and properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election of each of the four nominees for the Board (Proposal No. 1), “FOR” the resolution to approve the compensation of our named executive officers (Proposal No. 2), “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 3), and in accordance with the discretion of the proxy holders with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. If we propose to adjourn the Annual Meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board knows of no matters other than those stated in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement to be presented for consideration at the Annual Meeting.
Revocation of Proxy
A shareholder executing and returning a proxy may revoke it at any time before it is exercised at the Annual Meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the Annual Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.
Written notices to us must be addressed to Ranger Oil Corporation, Attention: Corporate Secretary, 16285 Park Ten Place, Suite 500, Houston, Texas 77084. No revocation by written notice will be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.
Proxy Solicitation
The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other methods of communication and will not be compensated additionally therefor.
Shareholder List
The Company’s list of shareholders as of March 18, 2022, the record date, will be available for inspection for ten days prior to the Annual Meeting, in accordance with applicable law at the Company’s corporate office at 16285 Park Ten Place, Suite 500, Houston, Texas. The shareholder list will also be made available for inspection during the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
Four directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Detailed information on each nominee is provided below. Each of the nominees, if elected, will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. Alternatively, the Board may decrease the size of the Board in accordance with our Fourth Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) or leave a vacancy on the Board. Mr. Burnett joined our Board in October 2021 in connection with the closing of the acquisition of Lonestar Resources US Inc. (“Lonestar”) upon mutual agreement of our Board and Lonestar.
Majority Voting in Uncontested Director Elections
Pursuant to our Bylaws, in an uncontested election of directors, such as that being held at the Annual Meeting, directors are elected by a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting. For purposes of the Bylaws, in an uncontested election, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election, nominees for election as a director are elected by a plurality of the votes cast.
Under our Corporate Governance Guidelines, any director who is not elected by a majority of the votes cast in an uncontested election is expected to tender his or her offer of resignation to the Nominating and Governance Committee (the “N&G Committee”). The N&G Committee will consider the resignation offer and a range of possible responses based on the circumstances that led to the majority against vote, if known, and recommend to the Board whether to accept or reject the resignation offer, or whether other actions should be taken. The Board will act on the N&G Committee’s recommendation within 90 days following certification of the election results. If the Board accepts a director’s resignation offer pursuant to this process, the Board, with the assistance of the N&G Committee, will thereafter determine whether to fill the vacancy or reduce the size of the Board.
Information Regarding Nominees for Election as Directors
The following table sets forth certain information regarding the nominees for election as directors:
Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
Tiffany Thom Cepak, age 49
Ms. Tiffany Thom Cepak has served on our Board since September 2019. Ms. Cepak has more than 25 years of operational and financial experience within the energy industry and was the Chief Financial Officer (“CFO”) of Energy XXI Gulf Coast Inc., an oil and natural gas development and production company, from August 2017 until October 2018. She was also CFO of KLR Energy Acquisition Corp., a special purpose acquisition company (and subsequent to its business combination, Rosehill Resources Inc.) from January 2015 to June 2017 and CFO of EPL Oil & Gas, Inc. for four years until it was sold in 2014. Ms. Cepak has served as director of California Resources Company since October 2020 (chairman of the Board since April 2021), a director of EnLink Midstream, LLC since December 2021, a director of Patterson-UTI Energy, Inc. since August 2014 and a director of California Resources Corporation since October 2020. She served as a director of Yates Petroleum Corporation, a privately owned onshore exploration and production company, from October 2015 to October 2016. Ms. Cepak began her career as a Senior Reservoir Engineer with Exxon Production Company and Exxon Mobil Company with operational roles, including reservoir and subsurface completion engineering. Ms. Cepak holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration
2019(3)(4)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
in Management with a concentration in Finance from Tulane University. The Board believes that Ms. Cepak’s financial and operational experience in the energy industry provides significant contributions to our Board.

Darrin J. Henke, age 55
Mr. Darrin J. Henke has served on the Board and as President and Chief Executive Officer (“CEO”) of the Company since August 2020. Prior to joining Ranger Oil, Mr. Henke served nearly five years (between 2015 and 2020) as the CEO of Gary Petroleum Partners and Gary Permian LLC, a private oil and gas acquisition and development company. He was previously employed by Encana Oil & Gas (USA) Inc. for eleven years in a variety of roles, including USA Division President, overseeing, among others, Encana’s entrance into the Eagle Ford and Permian Basins. With over thirty years of experience in the oil and gas industry, Mr. Henke was also employed by Tom Brown Inc., Venoco Inc. and Burlington Resources. Mr. Henke graduated summa cum laude with a B.S. in Mechanical Engineering from Texas Tech University and also completed Duke’s Advanced Management Program. He was the recipient of the Denver Business Journal’s Power Book Award for outstanding business leadership, currently sits on the board of Colorado’s State Chamber of Commerce and is a registered Professional Petroleum Engineer. The Board believes that Mr. Henke’s experience in the exploration and production industry and detailed knowledge of our operations lends critical support to the Board’s decision-making process.
2020

Richard Burnett, age 48
Mr. Richard Burnett, has served on the Board since October 2021. He has served as the President and Chief Executive Officer of Silver Creek Oil & Gas since November 2019. He served as the Chief Financial Officer of Covey Park Energy from June 2017 to October 2019, where he was instrumental in the divestiture of the company. Before joining Covey Park Energy, Mr. Burnett served as the Chief Financial Officer of Double Eagle Energy Holdings II from September 2016 to June 2017 and served as the Vice President, Chief Financial Officer and Chief Accounting Officer of EXCO Resources, Inc. from November 2013 to August 2016. Prior to these roles, Mr. Burnett was a partner at KPMG LLP and a Manager at Arthur Anderson LLP. Mr. Burnett previously served as the Chairman of the Board of Lonestar Resources US Inc. from November 2020 until the sale of Lonestar to Ranger Oil in October 2021. He also serves on the board of both US Well Services and Select Energy Services, as a Director and the Chairman of the Audit Committee since December 2018 and November 2016, respectively. Mr. Burnett is a Certified Public Accountant in the State of Texas. He received a Bachelor’s Degree in Accounting from Texas Tech University. The Board believes that Mr. Burnett’s prior experience as an executive and his past audit, accounting and financial reporting experience provide significant contributions to our Board.
2021(2)(3)

Jeffrey E. Wojahn, age 58
Mr. Jeffrey E. Wojahn has served on our Board since September 2019. Mr. Wojahn served as Executive Vice President of EnCana Corporation from 2003 to 2013 and was President of Encana Oil & Gas (USA) Inc. from 2006 to 2013. Mr. Wojahn held senior management and operational positions in Canada and the United States and has extensive experience in unconventional resource play development. He served as Advisory Board member for Morgan Stanley Energy Partners from October 2014 until 2017. Since March 2017, Mr. Wojahn has served as the Executive Chairman of MiddleFork Energy Partners, a privately held exploration and production company, and also has served as a director of Civitas Resources, Inc. (formerly Bonanza Creek Energy, Inc.) since November 2014. Mr. Wojahn received his B.S. in Geophysics from
2019(1)(3)(4)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
the University of Calgary in 1985. The Board believes that Mr. Wojahn’s prior extensive operational experience as an executive of several energy companies provides significant contributions to our Board.

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation and Benefits Committee
(3)	Member of the Audit Committee
(4)	Member of the Reserves Committee
Board Recommendation
The Board recommends that our shareholders vote FOR the election of each of the four Board nominees named above.
Class B Common Stock Directors
Affiliates of Juniper Capital Advisors, L.P. (“Juniper”) hold 22,548,998 common units (the “Common Units”) in a partnership subsidiary of the Company and 22,548,998 shares of our Class B Common Stock, which Common Units and Class B Common Stock are redeemable or exchangeable for 22,548,998 shares of our Class A Common Stock. The holders of the Class B Common Stock and their permitted transferee(s) (the “Permitted Class B Owners”), in addition to having voting rights together with the Class A Common Stock to elect the directors included above, are entitled to designate five of the nine members of our Board in accordance with our Articles of Incorporation and that certain Amended and Restated Investor and Registration Rights Agreement dated October 6, 2021, as amended (the “Investor Rights Agreement”) (the directors from time to time appointed to the Board pursuant to Juniper’s designation rights under the Investor Rights Agreement and Articles, the “Investor Directors”). So long as the Permitted Class B Owners continuously hold each below listed threshold amount of the shares of Common Stock then outstanding, the Permitted Class B Owners will have the specified director designation rights, and the Board will be composed of directors, as noted below:
•	at least 50%: (i) up to five Investor Directors, plus (ii) three independent directors that are not affiliated with Juniper (“Non-Affiliated Directors”) and (iii) the CEO;
•
at least 40%, but less than 50%: (i) up to four Investor Directors, plus (ii) three Non-Affiliated Directors, (iii) the CEO and (iv) one director unaffiliated with Juniper as recommended by the N&G Committee;

•	at least 30%, but less than 40%: (i) up to three Investor Directors, plus (ii) three Non-Affiliated Directors and (iii) the CEO;
•	at least 20%, but less than 30%: (i) up to two Investor Directors, plus (ii) three Non-Affiliated Directors and (iii) the CEO; and
•	at least 10%, but less than 20%: (i) up to one Investor Director, plus (ii) three Non-Affiliated Directors and (iii) the CEO.
For so long as there is a right to designate Investor Directors, the size of the Board shall not be decreased in a manner that would limit the above listed designation rights. Subject to compliance with applicable law and stock exchange rules, (i) if Permitted Class B Owners own at least 50% of the shares of Common Stock outstanding, the N&G Committee will include at least one Non-Affiliated Director and (ii) if Permitted Class B Owners own less than 50%, the N&G Committee will include at least one Investor Director and one Non-Affiliated Director.

The current Investor Directors are Edward Geiser, who is also the Chairman of the Board, Kevin Cumming, Joshua Schmidt, Temitope Ogunyomi and Timothy Gray. As the holder of our Class B Common Stock, Juniper has the exclusive right, voting separately as a class and to the exclusion of the Class A Common Stock and any other class or series of capital stock of the Company to designate the Investor Directors at its option, either (i) by written consent of the holders of our Class B Common Stock or (ii) at an annual or special meetings called for the purpose of electing directors. Acting by unanimous written consent, Juniper has re-elected each of the following Investor Directors, effective as of the conclusion of this Annual Meeting, in each case to serve until the Company’s 2023 Annual Meeting of Shareholders or until his successor shall be elected and qualified, or, if earlier, until his death, disability, resignation, disqualification or removal from office. Their business experience and other qualifications are as follows:
Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
Kevin Cumming, age 44
Mr. Kevin Cumming has served on our Board since January 2021. Mr. Cumming is a Partner and member of the investment committee at Juniper, our controlling shareholder. He was part of the original investment team for Juniper beginning in 2005, and he re-joined in 2014 when it was re-formed. Prior to re-joining Juniper, Mr. Cumming co-founded and was President of Expedition Water Solutions, a private equity-backed oilfield water company. Mr. Cumming also served as a Vice President of White Deer Energy, a Houston-based middle-market private equity firm focused on the energy industry. During his career, he has been involved with over 20 private energy companies, many of which he helped found, and served on numerous Boards. Mr. Cumming has also held various roles at Select Energy Services, Buckeye Partners and Merrill Lynch. Mr. Cumming holds a B.B.A. in Business Honors and Finance from The University of Texas at Austin and an M.B.A. from Rice University. Mr. Cumming brings to the Board significant operational experience from his career in the energy industry.
2021(1)(2)

Edward Geiser, age 44
Mr. Edward Geiser has served on our Board and as Chairman of the Board since January 2021. Mr. Geiser is the Managing Partner of Juniper, our controlling shareholder, as well as the head of the firm's investment committee. He assisted with the original formation of Juniper in 2003 and led the firm’s re-formation in 2014. Prior to 2014, Mr. Geiser was a Managing Director at Och-Ziff Capital Management where he focused on Och-Ziff's private investing activity in the energy industry in North America for over five years. Over the past 12 years, Mr. Geiser has served on the boards of a number of private upstream and midstream energy companies with assets located in the United States. Prior to Och-Ziff, Mr. Geiser worked at each of Merrill Lynch and Morgan Stanley in Houston where he focused on advisory work related to public and private energy companies. Mr. Geiser received a B.S. in Finance from the Louisiana State University. Mr. Geiser’s experience from having served on the boards of a number of private upstream and midstream energy companies provides the Company with valuable insight and supports the Board’s decision-making.
2021(1)(2)

Timothy Gray, age 47 Mr. Tim Gray has served on our Board since January 2021. Mr. Gray is the General Counsel and Chief Compliance Officer of Juniper, our controlling shareholder. Prior to joining Juniper in 2017, Mr. Gray was a Managing Director and General Counsel at Och-Ziff Capital Management Group for over eight years. Mr. Gray holds a J.D. from Boston College Law School and a B.S. in Business Administration and Political Science from the University of North Carolina at Chapel Hill. Mr. Gray brings to the Board a comprehensive understanding of governance, regulations and risk management from his roles at Juniper and Och-Ziff.
2021(1)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
Temitope Ogunyomi, age 38
Mr. Temitope Ogunyomi has served on our Board since January 2021. Mr. Ogunyomi is a Director at Juniper, our controlling shareholder, and has over 15 years of technical, operational and investment experience in the energy industry. Prior to joining Juniper in 2018, Mr. Ogunyomi was a Vice President for mergers, acquisitions and divestitures within the energy investment banking group at Evercore Inc., a global investment banking advisory firm, from 2016 to 2018. While at Evercore, Mr. Ogunyomi was involved in leading and executing sell-side and buy-side advisory mandates, capital raises and restructuring for upstream and midstream energy companies. Prior to joining Evercore, Mr. Ogunyomi worked in various leadership, A&D, exploration, asset development and operational roles within several unconventional and conventional plays at Anadarko Petroleum, Marathon Oil and Chesapeake Energy. While working in the E&P sector, Mr. Ogunyomi primarily worked as a Team Lead and Geologist/Petrophysicist but also cross-trained in petroleum economics, drilling and reservoir engineering. Mr. Ogunyomi holds a B.S. in Geoscience from Southeast Missouri State University, a M.S. in Petroleum Geology from Oklahoma State University and an M.B.A. from the University of Oklahoma. Mr. Ogunyomi’s experience in the energy industry and his significant operational experience provides the Board with valuable insight.
2021(3)

Joshua Schmidt, age 39
Mr. Joshua Schmidt has served on our Board since January 2021. Mr. Schmidt is a Partner at Juniper, our controlling shareholder. Prior to joining the firm in 2014, he was a portfolio manager for Whiteside Energy Fund, LP. Mr. Schmidt has over fifteen years of experience in the energy industry and has been involved in the formation and management of over ten private energy companies. He currently serves on the boards of several Juniper portfolio companies. Mr. Schmidt received a B.S. in Finance from the University of Notre Dame. Mr. Schmidt brings significant leadership experience to the Board from his extensive career in the energy industry.
2021(2)(3)
(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation and Benefits Committee
(3)	Member of the Reserves Committee

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
In accordance with the requirements of Section 14A of the Exchange Act and the regulations promulgated thereunder, we are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers (“NEOs”), as disclosed in this Proxy Statement. This advisory vote, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.
We invite you to review carefully the “Executive Compensation” section of this Proxy Statement beginning on page 18, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious, cost-efficient, and time-efficient manner and that has the ability to react to economic and other developments in a cyclical and volatile industry. We believe that our executive compensation program fulfills these objectives.
We are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.”
At our 2017 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our executive compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual say-on-pay votes. Unless the Board modifies this policy, our next advisory vote on compensation following this vote will be held at our 2023 Annual Meeting of Shareholders.
The vote on this proposal is advisory, and it will not be binding on the Board or the Compensation and Benefits Committee (the “C&B Committee”). Accordingly, neither the Board nor the C&B Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board and the C&B Committee value the opinions of our shareholders, and the C&B Committee will carefully consider the outcome of the vote when making future executive compensation decisions for our NEOs.
Board Recommendation
The Board recommends that our shareholders vote FOR the approval of the resolution set forth in this proposal approving the compensation paid to our NEOs as disclosed in this Proxy Statement.

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee of the Board has appointed Grant Thornton LLP, or “Grant Thornton,” as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2022 and our internal controls over financial reporting as of December 31, 2022.
The submission of this matter for approval by shareholders is not legally required; however, the Board and Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.
Board Recommendation
The Board recommends that our shareholders vote FOR the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

CORPORATE GOVERNANCE
Role of the Board
Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A copy of our Corporate Governance Principles is available at the “Corporate Governance” section of our website, http://www.rangeroil.com . The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 15 meetings in 2021. During 2021, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served during such director’s service. As set forth in our Corporate Governance Principals, directors are expected to attend our annual shareholder meetings. All of the directors serving on the Board at the time attended our 2021 Annual Meeting of Shareholders.
Director Independence
The N&G Committee of the Board has determined that each of Messrs. Cumming, Geiser, Gray, Burnett, Ogunyomi, Schmidt and Wojahn and Ms. Cepak is an “independent director” (and for his time of Board service during 2021, Darin Holderness was an “independent director”) as defined by the Nasdaq listing standards and applicable SEC rules and regulations. We refer to those current directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any direct or indirect material relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director of the Company. In making this determination, the Board took into account the affiliation of each of the Investor Directors with Juniper and determined that this affiliation did not result in any relationship that interferes with the exercise of his independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding of independence.
Controlled Company Status
Because Juniper controls a majority of our issued and outstanding voting power, we are a “controlled company” under the Nasdaq listing standards. As a result, we are not required to comply with certain corporate governance requirements, including the requirement to have a majority of the board of directors be independent directors and the requirement to have compensation and nominating committees that are composed entirely of independent directors. We have nevertheless opted to have a majority of our board of directors be independent and to have a compensation and nominating committee comprised of independent directors, as more fully described below.
Executive Sessions and Meetings of Independent Directors; Communications with the Board
Our Independent Directors meet in executive sessions without management during regularly scheduled Board meetings and may do so, if appropriate, during Board meetings which are scheduled on an as needed basis. Our Chairman of the Board presides over executive sessions. Shareholders and other interested parties may communicate with us, including the full Board and the Chairman of the Board or any other individual director, by contacting the Board, the Chairman or any other individual director in writing at c/o Corporate Secretary, Ranger Oil Corporation, 16285 Park Ten Place, Suite 500, Houston, Texas 77084. The Corporate Secretary of the Company reviews all such communications and forwards the communications to the Board, Chairman of the Board or any other individual director, as appropriate. All such communications should identify whether the author is a shareholder and clearly state whether the intended recipients are all members of the Board, the Chairman of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job-related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website, http://www.rangeroil.com . We intend to disclose future amendments to the Code of Business Conduct and Ethics or waivers of its provisions granted to executive officers and directors on our website within four business days following the date of such amendment or waiver in accordance with applicable rules.
Policies and Procedures Regarding Transactions with Related Persons
Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests unless otherwise determined by the Board (excluding such director). We have adopted Related Person Transaction Policies and Procedures regarding the review, approval, ratification, or disapproval by our Audit Committee of transactions between us or any of our subsidiaries and any related person (defined in the policy to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our common stock, and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or is expected to exceed $120,000 and in which one or more of such related persons has or will have a direct or indirect interest. In approving or rejecting any such transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or vote on approval, ratification, or disapproval of the transaction. There have not been any transactions with a related person within the scope of Item 404(a) of Regulation S-K since January 1, 2021, other than the transactions described below.
Transactions with Juniper
As discussed elsewhere in this Proxy Statement, affiliates of Juniper own approximately 52% of the Common Stock of the Company. The Investor Rights Agreement with Juniper provides for certain rights and obligations with respect to the governance of the Company, including rights to nominate a number of members of the Board based on Juniper’s beneficial ownership of the Company, and certain registration rights with respect to the Common Stock.
Affiliates of Juniper or their permitted transferee(s) have the right to exchange their Common Units and Class B Common Stock for shares of our Class A Common Stock on a one-for-one basis (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash, at the Company’s option.
Board Leadership Structure and Risk Oversight
We currently have separate Chairman of the Board and CEO positions. We believe that this Board leadership structure has been and continues to be the best for us and our shareholders. As the oversight responsibility of directors continues to grow, we believe that it is most prudent to have an independent chairman whose primary service to us is Board leadership and a CEO who can focus all of his time on overseeing our management and day-to-day business.
The Board has eight Independent Directors. A number of our Independent Directors are currently serving or have served as directors or members of senior management of other public and private companies. We also have four board committees comprised solely of Independent Directors, each with a different Independent Director serving as chairman of the committee. See “—Committees of the Board.” We believe that having eight experienced Independent Directors and strong committees contributes to the leadership of the Board.
The Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee and the full Board focus on and discuss with management the most significant risks facing us and our general risk management strategy, and also seek to ensure that risks undertaken by us are consistent with the Board’s view of risk. The Audit Committee, in the course of its oversight activities, also conducts periodic reviews of the Company’s cybersecurity policies, procedures and risks. In addition to the formal processes, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into overall corporate strategy and day-to-day business operations.
Corporate Responsibility
We strive to operate our business in a responsible and ethical manner for the benefit of all of our stakeholders. As discussed above, our N&G Committee has oversight for sustainability and other environmental, social and governance (collectively, “ESG”) matters. Management is preparing a report detailing our ESG initiatives and statistics which is expected to be made available on our website in the second half of 2022.
Committees of the Board
The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee, an Audit Committee and a Reserves Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Copies of the committees’ charters are available at the “Corporate Governance” section of our website, http://www.rangeroil.com .
Nominating and Governance Committee. Messrs. Geiser, Cumming, Gray and Wojahn are the members of the N&G Committee and each is an Independent Director as defined by Nasdaq listing standards. Mr. Geiser is the chairman of the N&G Committee. Subject to the Investor Rights Agreement, the N&G Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, (ii) recommends to the Board candidates to fill vacancies on the Board, as such vacancies occur and (iii) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The N&G Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the N&G Committee that other nominations receive. For information about how to submit nominations for the Board’s consideration see “Shareholder Proposals and Nominations”. The N&G Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to oversight of our business and willingness to commit the time and effort required of a director. The N&G Committee also considers whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board’s diversity. While the N&G Committee does not require that each individual director candidate contribute to the Board’s diversity, diversity is an important consideration in the director nomination process because the Board believes that people of different genders, experiences, ages, races and ethnic backgrounds can contribute different, useful perspectives, while collaborating effectively to further the Company’s objectives. The N&G Committee in general strives to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our business. Furthermore, the N&G Committee seeks to include highly qualified women and individuals from minority groups in the pool from which Board nominees are selected. The Board assesses effectiveness of its diversity considerations as part of the Board nomination process. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The N&G Committee also recommends to the Board the individual(s) to serve as Chairman of the Board. Additionally, the N&G Committee assists the Board in implementing our Corporate Governance Principles, oversees Board self-evaluation through an annual review of Board and committee performance, assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO and oversees and makes recommendations to the Board regarding sustainability matters relevant to the Company’s business, including environmental, social and governance matters. The N&G Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. The N&G Committee met 5 times in 2021.
Compensation and Benefits Committee. Messrs. Schmidt, Geiser, Burnett and Cumming are the members of the C&B Committee, and each is an Independent Director under applicable Nasdaq listing standards and SEC rules and regulations for compensation committee independence. Mr. Schmidt is the chairman of the C&B Committee. The C&B Committee is responsible for determining the compensation of our executive officers. The C&B Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The C&B Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The C&B Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The C&B Committee met 7 times in 2021.
Audit Committee. Messrs. Burnett and Wojahn and Ms. Cepak are the members of the Audit Committee, and each is an Independent Director under applicable Nasdaq listing standards and SEC rules and regulations for audit committee independence. Mr. Burnett is the chairman of the Audit Committee. Mr. Burnett and Ms. Cepak are each “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Audit Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee also discusses with management earnings press releases, earnings presentations and any financial guidance. The Audit Committee appoints, replaces, dismisses and, after consulting with management, approves the compensation of our outside internal audit firm. The Audit Committee also provides oversight with respect to business risk matters, compliance with ethics policies and compliance with legal and regulatory requirements. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Audit Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met 8 times in 2021.
Reserves Committee. Ms. Cepak and Messrs. Wojahn, Ogunyomi and Schmidt are the members of the Reserves Committee, and each is an Independent Director under applicable Nasdaq listing standards. Ms. Cepak is the chairman of the Reserves Committee. Ms. Cepak has previous experience in oil and natural gas engineering and estimation of reserves pursuant to the Reserves Committee Charter. The Reserves Committee is responsible for the appointment, compensation, evaluation and termination of our independent engineering consultants, and oversees the review and evaluation of our reserves by the independent engineering consultants. The Reserves Committee advises the Board as to whether our public reserves disclosure is consistent with all applicable laws and regulations and periodically reviews our procedures for providing information to the independent qualified reserves consultant. The Reserves Committee, at least annually, meets with the independent engineering consultants to (a) review and consider their assessments of the Company’s oil and natural gas reserves; (b) determine whether any restrictions placed on their scope of activities or access to requested information affected their ability to report on reserves data without reservation; (c) review the reserve report and/or audit of the estimated amounts of the Company’s hydrocarbon reserves; and (d) review their work, findings and any significant disagreements with the Company’s management. The Reserves Committee met 4 times in 2021.
Director Skills Matrix
Currently, our Board embodies a diverse set of experiences, qualifications, attributes and skills as shown below:
	Darrin Henke	TJ Thom Cepak	Jeff Wojahn	Kevin Cumming	Joshua Schmidt	Temitope Ogunyomi	Timothy Gray	Edward Geiser	Richard Burnett
E&P Industry	E	E	E	E	E	E	E	E	E
Financial Oversight/Accounting	C	E	C	E	E	E	C	E	E
Finance/Investment Banking/Investor (Public and Private)	C	C	C	E	E	E	E	E	E
Geology/Engineering	E	E	E	C	C	E	C	C	C
Senior Leadership/Public Company	E	E	E	E	E	E	E	E	E
Public Company Board Service	C	E	E	C	C	C	C	C	E
Private Company Board Service	E	C	E	E	E	E	E	E	E
Risk Management (including Hedging/Derivatives)	C	E	E	E	E	C	C	E	E
Strategic Planning	E	E	E	E	E	E	E	E	E
Sustainability/ESG	C	C	C	C	C	C	E	E	C
Operations	E	C	E	E	C	E	C	C	C
E – Expert
C – Competent

Our director nominees have a wide range of additional skills and experience not listed above, which they bring to their role as directors, including investment management, investor relations, human capital management and technology/cybersecurity experience. The skills and experience of our director nominees are further described in their biographies in this proxy statement.
Board Assessment
The N&G Committee facilitates an annual assessment of the performance of the Board and its committees and coordinates reports of the annual results to the full Board for discussions.
Diversity Matrix
Board Diversity Matrix (As of March 18, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	—	1
Part II: Demographic Background
African American or Black	1	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1
Compensation of Directors
The following table sets forth the aggregate compensation paid to our non-employee directors during 2021:
2021 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Richard Burnett(3)	21,163	61,557	—	82,720
Kevin Cumming(4)	—	—	23,000	23,000
Edward Geiser(4)	—	—	—	—
Timothy Gray(4)	—	—	—	—
Darin G. Holderness(5)	71,744	245,958	1,100	318,802
Temitope Ogunyomi(4)	—	—	—	—
Joshua Schmidt(4)	—	—	—	—
Tiffany Thom Cepak	83,125	116,176	3,500	202,801
Jeffrey E. Wojahn	70,521	116,176	—	186,697
(1)
Value reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of our Common Stock on the date of grant. As of December 31, 2021, Ms. Cepak and Messrs. Burnett and Wojahn had 8,147, 2,039 and 8,147 unvested restricted stock units, respectively. None of our other directors held any stock options or stock awards.

(2)	Includes the Company’s contribution to charitable organizations designated by such director under the Company’s matching gifts program.
(3)	Mr. Burnett joined the Board on October 5, 2021, filling the vacancy left by Mr. Holderness.

(4)
Messrs. Cumming, Geiser, Gray, Ogunyomi and Schmidt, who were all appointed to our Board in January 2021, agreed to waive all compensation, including equity compensation, in exchange for their service on the Board and committees of the Board.

(5)
Mr. Holderness resigned from the Board on October 5, 2021 in connection with the closing of the merger with Lonestar. As a result of his resignation, the C&B Committee approved the acceleration of 8,147 unvested restricted stock units held by him. As required under SEC rules, the amount reported in the Stock Awards column reflects both the grant date value of Mr. Holderness’ award as well as the incremental fair value computed as of the date this acceleration was approved.

Our director compensation package provided for the following for 2021:
•	an annual cash retainer of $70,000 to each non-employee director, payable quarterly in arrears and pro-rated for any periods of partial service; and
•
annual cash retainers of $18,500, $15,000, $12,500 and $12,500 for the Chairman of the Audit, C&B, N&G and Reserves Committees, respectively, payable quarterly in arrears and pro-rated for any periods of partial service;

Additionally, our director compensation policy generally provides for the annual grant of $120,000 in restricted stock units to each non-employee director. Pursuant to the policy, Messrs. Holderness and Wojahn and Ms. Cepak were granted 8,147 restricted stock units on March 2, 2021. Because Mr. Burnett joined the Board in October 2021, he received a pro-rated grant of 2,039 restricted stock units which vested in March 2022, consistent with the other outstanding non-employee director awards. No changes were made to the director compensation package for 2022.
Non-Employee Director Stock Ownership and Retention Guidelines
We maintain stock ownership and retention guidelines, which require our non-employee directors to retain at least 75%, on an after-tax basis, of shares of common stock issued to such director upon vesting of restricted stock units granted under the Company’s 2019 Management Incentive Plan (the “Incentive Plan”) until such time as the director has shares of common stock or restricted stock units having a value equal to four times the annual cash retainer payable to such director for serving on the Board.

BENEFICIAL OWNERSHIP
Unless otherwise indicated below, the following table sets forth, as of March 18, 2022, the amount and percentage of our outstanding shares of Common Stock beneficially owned by (i) each person known by us to beneficially own more than 5% of our outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:
Name of Beneficial Owners(1)	Class A Common Stock Beneficially Owned	Class A Common Stock Percent of Class(2)	Class B Common Stock Beneficially Owned	Class B Common Stock Percent of Class(2)	Combined Voting #(3)	Combined Voting (%)(2)
5%+ Holders:
Juniper Capital Advisors, L.P.(4)	—	—	22,548,998	100%	22,548,998	51.6%
BlackRock, Inc(5)	3,292,502	15.6%	—	—	3,292,502	7.5%
The Vanguard Group(6)	1,272,110	6.0%	—	—	1,272,110	2.9%
State Street Corporation(7)	1,259,902	6.0%	—	—	1,259,902	2.9%
Directors/Named Executive Officers
Edward Geiser(8)	—	—	22,548,998	100%	22,548,998	51.6%
Richard Burnett	2,039	*	—	—	2,039	*
Jeffrey E. Wojahn	14,491	*	—	—	14,491	*
Tiffany Thom Cepak	14,491	*	—	—	14,491	*
Kevin Cumming	—	—	—	—	—	—
Joshua Schmidt	—	—	—	—	—	—
Temitope Ogunyomi	—	—	—	—	—	—
Timothy Gray	—	—	—	—	—	—
Darrin Henke	14,498	—	—	—	14,498	*
Julia Gwaltney	5,889	*	—	—	5,889	*
Russell T Kelley, Jr.	14,343	*	—	—	14,343	*
Benjamin A. Mathis(9)	17,967	*	—	—	17,967	*
Directors and Executive Officers as a group (11 persons)	65,751	*	22,548,998	100%	22,614,749	51.8%
*	Represents less than 1%.
(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has the sole power to vote and dispose of such shares.
(2)	Based on 21,115,294 shares of our Class A Common Stock and 22,548,998 shares of our Class B Common Stock issued and outstanding on March 18, 2022.
(3)
Reflects the combined voting power of the Class A and Class B Common Stock. Each share of Class B Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the holders of Class A Common Stock (subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions) and is redeemable or exchangeable for (together with one Common Unit) one share of Class A Common Stock.

(4)
Juniper Capital Advisors, L.P. has shared voting power with respect to 22,548,998 shares of Class B Common Stock. Juniper Capital II GP, L.P. has shared dispositive power with respect to 5,406,141 shares of Class B Common Stock. Juniper Capital III GP, L.P. has shared dispositive power with respect to 17,142,857 shares of Class B Common Stock. The address of Juniper Capital Advisors, L.P., Juniper Capital II GP, L.P. and Juniper Capital III GP. L.P. is 2727 Allen Parkway, Suite 1850, Houston, Texas 77019.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 7, 2022 by BlackRock, Inc. Such filing indicates that, as of December 31, 2021, BlackRock, Inc. had sole voting power with respect to 3,249,534 shares of Class A Common Stock and sole dispositive power with respect to 3,292,502 shares of Class A Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group. Such filing indicates that, as of December 31, 2021, The Vanguard Group had sole dispositive power with respect to 1,250,293 shares of Class A Common Stock, shared voting power with respect to 13,823 shares of Class A Common Stock and shared dispositive power with respect to 21,817 shares of Class A Common Stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)
Based solely on a Schedule 13G filed with the SEC on February 10, 2022 by State Street Corporation. Such filing indicates that, as of December 31, 2021, State Street Corporation had share voting power with respect to 1,239,787 shares of Class A Common Stock and shared dispositive power with respect to 1,259,902 shares of Class A Common Stock. The address of State Street Corporation is 1 Lincoln Street, Boston, MA 02111.

(8)	Mr. Geiser has shared voting and dispositive power over 22,548,998 shares of Class B Common Stock.
(9)	Mr. Mathis separated from the Company effective January 4, 2021. Reported holdings are based on Company records as of such date.

EXECUTIVE COMPENSATION
Executive Officers
Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.
Age, Position with the Company and Business Experience	Officer of the Company Since
Darrin J. Henke (see above)	2020

Russell T Kelley, Jr., age 46	2019
Mr. Kelley has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 13, 2019. Mr. Kelley previously served as Chief Financial Officer of Extraction Oil & Gas, Inc. from May 2014 through September 2019. Prior to joining Extraction Oil & Gas, Inc. Mr. Kelley ran the Oil & Gas practice of Moelis & Company, a global investment bank, where he was a partner and managing director covering upstream and integrated oil & gas companies. Prior to that, he worked at Goldman, Sachs & Co., where he was a Senior Vice President. In such roles, Mr. Kelley has executed over $70 billion of M&A/advisory assignments and has led capital market transactions raising over $15 billion for clients. He has been in the energy and financial sector since 1998, with experience in commodities trading, corporate development and investment banking. He holds an MBA from The Wharton School of the University of Pennsylvania, where he graduated as a Palmer Scholar, and a BA from Vanderbilt University.

Julia Gwaltney, age 50	2021
Ms. Gwaltney joined the Company as our Senior Vice President, Development in January 2021 and was promoted to Senior Vice President, Chief Operating Officer in March 2022. Prior to joining Ranger Oil, Ms. Gwaltney was the Chief Operating Officer for Gary Permian, LLC, from November 2015 to January 2020, where she led the entry into the Delaware Basin and the development of the property. Previously, she was with Samson Resources as Vice President of Western Operations from April 2014 to November 2015, overseeing the Williston, Powder River, San Juan and Green River Basin assets. She was previously employed with Encana for 14 years, where she assumed increasing roles of responsibility with her last role as Vice President and General Manager of the Northern Operations. She started her career at Burlington Resources. Ms. Gwaltney received her B.S. from Colorado School of Mines and is a registered petroleum engineer.

Compensation Discussion and Analysis
In this Proxy Statement, our named executive officers, or “NEOs,” consist of the following persons:
•	Darrin J. Henke, our President and Chief Executive Officer;
•	Julia Gwaltney, our Senior Vice President, Chief Operating Officer;
•	Russell T Kelley, Jr., our Senior Vice President, Chief Financial Officer and Treasurer; and
•	Benjamin A. Mathis, our former Senior Vice President, Operations and Engineering.
Set forth below is a discussion and analysis of our compensation policies and practices for 2021 regarding our NEOs.
2021 Management Changes
Mr. Mathis. On January 4, 2021, as part of an internal restructuring the Board eliminated the position of Senior Vice President, Operations & Engineering. As a result, Mr. Mathis departed the Company effective as of such date, and the functions of his position were distributed among the Company’s remaining management team members. In connection with his departure, the Company entered into a separation agreement with Mr. Mathis which included a general release of claims by Mr. Mathis, and provided for the vesting of certain equity awards that he held as of his separation as well as a lump sum cash severance payment of $181,500 in connection with his departure. For more information, see “—Employment Contracts—Separation Agreements—Mr. Mathis.”

Ms. Gwaltney. Effective as of January 5, 2021, Ms. Gwaltney was appointed Senior Vice President, Development, of the Company. She was promoted to Senior Vice President, Chief Operating Officer in March 2022.
Significant 2021 Compensation Changes
In 2021, we made a number of changes to our compensation programs to further align compensation with the interests of our stakeholders, including the following:
•	Moved to 100% performance-based equity awards for our officers, including our NEOs, and 50% performance-based equity awards for our non-officers;
•
Modified our performance-based restricted stock units such that vesting is based 50% on average annual return on capital employed (“ROCE”) and 50% on total shareholder return (absolute and relative to a peer group) over the three-year performance period;

•	Adopted returns-focused metrics under our Annual Incentive Plan Guidelines that are further aligned with our business strategy and objectives; and
•	Decreased the threshold payout level under our Annual Incentive Plan Guidelines to 0%.
As a result of the foregoing changes, the entirety of each NEO’s compensation package, other than such NEO’s base salary, is at risk.
Objectives of Our Compensation Program
Our compensation program is based on the following objectives:
•
Accountability—Executives should be held accountable for our annual performance and the achievement of our longer-term strategic goals, as well as their own individual performance over both the short and long-term. We satisfy this objective by tying compensation to the achievement of financial, strategic and operational goals based on both short and long-term corporate performance measures. See “2021 Annual Incentive Cash Bonuses” and “Long-Term Equity Compensation” below.

•
Drive Desired Behaviors—Our compensation program, particularly regarding incentive compensation, should be designed to drive desired behaviors consistent with our values and to achieve stated goals. We satisfy this objective by setting performance metrics for us and our executives that we believe will drive these behaviors and help us achieve our goals.

•
Align Interests of Executives and Shareholders—Executive compensation should align the interests of our executives with those of our shareholders. We maintain executive stock ownership guidelines which require executives to retain 75% of their after tax Class A Common Stock issued as a result of the vesting of restricted stock units until such time as they meet certain ownership thresholds (five times base salary for our CEO and three times base salary for our other NEOs). Additionally, our compensation program aligns pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus program that provides payment only upon meeting or exceeding our performance goals and long-term incentive equity awards, which include time-vested restricted stock units (“TRSUs”) and performance-based restricted stock units (“PBRSUs” and together with the TRSUs, the “RSUs”). As performance goals are met, not met or exceeded, executives are rewarded commensurately. Historically, awards granted to officers generally comprised 50% time-vested TRSUs and 50% PBRSUs, each payable in Class A Common Stock, while our other employees receive either 100% time-vested TRSUs, or no long-term equity compensation, depending on their positions. However, beginning with our April 2021 grants, in order to better align executive and key employee pay with shareholders, we began issuing 100% of officer equity awards and 50% of other key employee equity awards in the form of PBRSUs with returns-based performance metrics resulting in a material portion of the compensation of such persons remaining at-risk.

•
Flexible Enough to Respond to Changing Circumstances—We are in a cyclical and volatile business, so we should have a flexible compensation program that is responsive to different circumstances at various points in time. To meet this objective, the C&B Committee retains discretion to award higher or lower compensation than performance metrics would indicate if circumstances so warrant.

•
Industry Competitive—Total executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with the experience and skills necessary for our success. We satisfy this objective by staying apprised, through our own research and with the assistance of the C&B Committee’s independent compensation consultant, of the amounts and types of executive compensation that our peers pay, as well as general industry trends.
•
Internally Consistent and Equitable—Executive compensation should be internally consistent and equitable. We satisfy this objective by considering not only peer benchmarks, but also our NEOs’ capabilities, levels of experience, tenures, positions, responsibilities and contributions when setting their compensation. Additionally, officers have more of their incentive compensation at risk and tied to corporate performance because they are typically in a position to have a larger impact on our overall performance.

How Compensation Is Determined
Committee Process. The C&B Committee annually reviews and discusses with our CEO his evaluation of the performance of each of our other officers and gives considerable weight to our CEO’s evaluations when assessing our other officers’ performance and determining their compensation. The C&B Committee bases its independent evaluation of our CEO, and our CEO bases his evaluation of each of our other officers, primarily on whether we met or exceeded certain quantitative corporate performance metrics and the officer’s individual performance for such year. Those achievement levels are considered in the context of any other factors the C&B Committee deems appropriate including retention needs, internal pay equity and market competitiveness.
Independent Compensation Consultants. The C&B Committee has engaged Meridian Compensation Partners, LLC, or Meridian, as its independent compensation consultant, to assist in a general review of the compensation packages for our NEOs. The C&B Committee has assessed the independence of Meridian and reviewed its relationship with Meridian and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the C&B Committee concluded that Meridian is independent and there are no conflicts of interest raised by the work performed by such consultants. For 2021, Meridian provided the C&B Committee with competitive industry and general market-related analyses and trends for executive base salary, short-term incentives and long-term incentives. Specifically, Meridian’s approach was to gather compensation data from public peer companies and to conduct market comparison analyses of the gathered data. Meridian also advised the C&B Committee on the composition of its compensation peer group, as described below.
Peer Groups. Set forth below is the list of the companies comprising our peer group for purposes of setting 2021 compensation, and is referred to in this Proxy Statement as our 2021 Peer Group. The 2021 Peer Group companies were selected in order to ensure proper financial and operational alignment to the Company, with a particular focus on revenue, market capitalization, enterprise value, assets, percentage liquids, total production and total proved reserves, among other things. Compensation data for the 2021 Peer Group was presented to the C&B Committee and used by the C&B Committee to help direct its compensation decisions for NEOs in 2021.
Laredo Petroleum, Inc.	Lonestar Resources US Inc.
Centennial Resource Development, Inc.	Earthstone Energy, Inc.
Matador Resources Company	SilverBow Resources, Inc.
Callon Petroleum Company	Talos Energy Inc.
Bonanza Creek Energy, Inc.	Whiting Petroleum Corporation
QEP Resources, Inc.	Contango Oil & Gas Company
Magnolia Oil & Gas Corporation	Battalion Oil Corporation
Berry Corporation

Elements of Our Compensation Program
Element	Characteristics	Primary Objective
Base Salary	Cash	Attract and retain highly talented individuals
Short-Term Incentives	Cash bonus	Reward individual and corporate performance
Long-Term Incentives	Time and performance-based equity awards	Align the interests of our employees and shareholders by providing employees with incentives to perform in a manner that promotes share price appreciation and achieves long-term corporate objectives
Other Benefits	Participation in broad based 401(k) and employee health and welfare benefit plans	Provide competitive benefits that promote employee health and support employees in attaining financial security
Base Salaries
Base salary is the principal fixed component of our compensation program, and has historically been reviewed in the first quarter of each year. It is intended to provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary levels vary depending on the NEO’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company. Due to market conditions impacting the oil and gas industry, the Company elected not to adjust salaries of the NEOs in either 2020 or 2021. The annual base salaries payable to our NEOs for 2021 and 2020 were as follows:
	Annualized Base Salary ($)
Name and Principal Position	2021	2020
Darrin J. Henke President and Chief Executive Officer	500,000	500,000
Julia Gwaltney Senior Vice President, Chief Operating Officer	363,000	—
Russell T Kelley, Jr. Senior Vice President, Chief Financial Officer and Treasurer	400,000	400,000
Benjamin A. Mathis Former Senior Vice President, Operations and Engineering	363,000	363,000
2021 Annual Incentive Cash Bonuses
We maintain an annual incentive plan that pays out cash bonuses to participating employees, including our NEOs, when certain milestones are achieved. The opportunity to earn an annual cash bonus creates a strong financial incentive for our NEOs and other participating employees to achieve or exceed near-term corporate goals.
Cash Bonus
As further discussed below, annual incentive cash bonuses are determined by the C&B Committee under our Annual Incentive Plan Guidelines based on our level of achievement, typically as compared to our annual budget, of several Company financial and operational performance metrics, which the C&B Committee typically sets early in the year, as well as individual performance.
Additionally, under our Annual Incentive Plan Guidelines, a cash bonus pool is established for payment of cash bonuses to all of our employees. The size of the cash bonus pool is generally computed such that, if we meet our target goal exactly with respect to every performance metric and there are no adjustments for individual performance, the pool will fund at 100% and will be in an amount sufficient to pay all of our participating employees, including our NEOs, their target annual incentive cash bonuses, which we refer to as the Target Amount. Under the Annual Incentive Award Guidelines established by our C&B Committee to govern our annual incentive cash bonus program, in any given year, the C&B Committee may increase or decrease the cash bonus pool if circumstances warrant. The flexibility the C&B Committee retains with respect to the size of the cash bonus pool and the cash bonus pool performance metrics is consistent with our belief that our cyclical and volatile business requires that we have a flexible compensation program responsive to different circumstances and different requirements at various points in time.

2021 Performance Metrics. The performance metrics established by the C&B Committee for the 2021 Annual Incentive Plan, which were approved by the Company in April 2021, are shown in the chart below. The C&B Committee chose these particular metrics and the weightings associated therewith because the C&B Committee believed that these returns-focused metrics would drive our near-term success consistent with our business strategy and objectives. Specifically, the C&B Committee was focused with 25% weighting each on Cash Return on Capital Invested, for its emphasis on cash-on-cash returns, Capital Efficiency, for its emphasis on operational execution associated with the development program in a given year, and Cash Operating Expense, for its emphasis on operational efficiencies associated with ongoing operations, as these metrics most directly impact the cash return on capital deployed in the year and are most directly in the control of the NEOs. Additionally, the C&B Committee adopted the Strategic, Sustainability and Other Objectives metric with a 25% weighting due to its focus on ESG, safety and sustainability as well as the importance of the Company’s execution on its strategic objectives. Similarly, the threshold, target and maximum levels were selected based upon a reasonable range of expectations which incentivize execution. Meridian advised the C&B Committee that these metrics are commonly used by our Peer Group, and by the oil and gas industry, to measure success.
The Payout for each individual Performance Metric is determined by reference to a range that is established by the C&B Committee. If the Threshold Performance for a particular Performance Metric is not achieved (i.e., 2.0x CROCI with respect to the CROCI Performance Metric), the payout percentage for that metric is 0%. If the Maximum Performance for a particular Performance Metric is achieved (i.e., 3.0x CROCI with respect to the CROCI Performance Metric), the payout percentage for that metric is 200%. Results between the Threshold Performance and the Maximum Performance will be scaled accordingly to determine the applicable percentage (from 0% to 200%).
Performance Metric	Factor Weighting	Threshold Performance 0%	Target Performance 100%	Maximum Performance 200%	Actual Performance	Payout(1)	Weighted Payout(2)
Cash Return on Capital Invested(3)	25%	2.0x	2.5x	3.0x	3.37x	200%	50.0%
Capital Efficiency per BOE(4)	25%	$15.00	$13.00	$11.00	$12.29	135.3%	33.8%
Cash Operating Expense per BOE(5)	25%	$13.50	$12.00	$10.50	$12.20	86.6%	21.7%
Strategic, Sustainability and Other Objectives	25%		Based on C&B Committee’s Assessment			200%	50.0%
Total Payout Level							155.5%
(1)
Reflects bonus pool payout percentage based on achievement of specific performance metric from 0% threshold to 200% maximum.
(2)	Represents the bonus pool payout percentage based on the percent of target achieved multiplied by the factor weighting.
(3)	Cash Return on Capital Invested is the actual and projected EBITDA from wells brought online in 2021 divided by capital expenditures with respect to wells turned online in 2021.
(4)
Capital Efficiency per BOE means (i) the capital expenditures for wells brought online in 2021 divided by (ii)(A) the undeveloped reserves of the Company converted to proved developed reserves during 2021 plus (B) actual production from such wells for 2021.

(5)
Cash Operating Expense per BOE means the Company’s (i) total cash direct operating expense for 2021 excluding non-cash share-based compensation and nonrecurring items approved by the C&B Committee divided by (ii) total production sales for 2021.

Other Criteria and Considerations. For 2021, the C&B Committee assessed the strategic, sustainability and other objectives metric, which comprised 25% of the overall bonus payout at 200% based on the following:
•	The Company’s impressive safety record, including a low Total Recordable Incident Rate of 0.57 compared to industry average of 1.55 according to IADC (US Land Operations);
•	The launch of the Company’s sustainability disclosure and other significant ESG achievements;
•	Significant efforts to negotiate, execute, close and integrate the acquisition of Lonestar;
•	Total shareholder return of over 165% in 2021;
•	Significantly improved the balance sheet by refinancing outstanding debt and improving liquidity;
•	Generation of over $100 million in free cash flow;
•	The closing of the Juniper transaction in January 2021;
•	Rebranded the Company as “Ranger Oil” in October 2021;
•	Nearly doubled estimated inventory, resulting in 90% growth in total proved reserves and significantly increased PV-10 value;

•	Decreased total well cost/foot by over 10%;
•	Generated top EBITDA margins in comparison to peer companies;
Based on the performance metrics, the total payout level for 2021 was 155.5%.
NEO Cash Bonus Criteria
The C&B Committee determines the actual amount of our officers’ annual incentive cash bonuses, if any, as described below.
Target Amounts. The Annual Incentive Plan Guidelines provide for annual incentive cash bonus targets for our NEOs. The table below shows our NEOs’ Target Amounts, which remained unchanged from 2020 levels for continuing executives. Mr. Mathis was not eligible to receive an annual incentive cash bonus following his departure in January 2021.
Name	2021 Target (% of Base Salary)
Darrin J. Henke	100
Julia Gwaltney	85
Russell T Kelley, Jr.	85
Peer Comparison Data. The cash bonus targets shown above are intended to result in our NEOs receiving annual cash bonuses in amounts that are competitive with our Peer Group when target performance goals are met and which constitute a reasonable and Peer Group-comparable portion of our NEOs’ total compensation.
Individual Performance and Determinations. The Annual Incentive Award Guidelines provide that each officer's individual bonus award be subject to adjustment based on their individual performance during the period. The C&B Committee found that Mr. Henke, Ms. Gwaltney and Mr. Kelley all performed well in 2021 in connection with the matters discussed above, particularly with respect to the strategic measures of performance, and did not elect to make any further adjustment to the payout levels. Below are the final bonus payouts received by each of our NEOs.
Name	Annual Target ($)	Payout Percentage (%)	2021 Payout ($)
Darrin J. Henke	500,000	155.5	777,500
Julia Gwaltney	308,550	155.5	479,795
Russell T Kelley, Jr.	340,000	155.5	528,700
Long-Term Equity Compensation
Long-term equity awards align the interests of our NEOs with those of our shareholders by creating a strong financial incentive for our NEOs to promote our long-term financial and operational success and, along with our executive stock ownership guidelines, encourage NEO stock ownership. Long-term equity compensation awards are expressed in dollar values at grant, and historically we granted those awards to officers 50% in the form of PBRSUs and 50% in the form of TRSUs. However, beginning with our April 2021 grants, in order to better align executive and key employee pay with shareholders, we began issuing 100% of officer equity awards and 50% of other key employee equity awards in the form of PBRSUs with returns-based achievement metrics.
Our employees, including our NEOs, have LTIP targets based on their position within the Company. Mr. Henke, Mr. Kelley and Ms. Gwaltney had LTIP targets of 300%, 250% and 200% of annual base salary, respectively, for 2021. Generally, the Company grants total target equity awards in an amount equal to such employee’s annual base salary, multiplied by his or her LTIP target percentage, divided by the volume weighted average price per share for a period preceding the grant date.
Following his appointment as our President and CEO in August 2020, the Company made an initial inducement equity compensation award to Mr. Henke of 115,000 RSUs, with 50% of such award in the form of PBRSUs with a 2021-2023 performance period and 50% in the form of TRSUs vesting over three years from his date of hire. Additionally, in January 2021, Ms. Gwaltney received an inducement equity compensation award of 48,400 restricted stock units, with 50% of such award in PBRSUs with a 2021-2023 performance period and 50% in the form of TRSUs vesting over three years from the grant date.

In April 2021, Mr. Kelley received an annual equity grant of PBRSUs with a 2021-2023 performance period. In light of their prior inducement grants, neither Mr. Henke nor Ms. Gwaltney received an additional grant in April 2021; however, their outstanding PBRSUs were amended to align the performance metrics under such awards with the metrics applicable to the other officers and key employees who received April 2021 PBRSU grants. Ms. Gwaltney’s LTIP target was increased to 250% in connection with her promotion in March 2022; Messrs. Henke and Kelley’s LTIP targets remain unchanged for 2022.
For more information on the terms of our TRSUs and PBRSUs, see the “Narrative Discussion of Equity Awards” that follows the Grants of Plan-Based Awards table.
Summary 2021 Compensation
The chart below summarizes 2021 compensation program and year-end 2021 outstanding equity ownership with respect to Mr. Henke, Ms. Gwaltney and Mr. Kelley:
Name	Salary ($)	Bonus Target (% of Annual Salary)	LTIP Target (% of Annual Salary)	Outstanding PBRSUs (#)(1)	Outstanding TRSUs (#)(1)	Beneficial Common Stock Ownership (#)(1)
Darrin J. Henke	500,000	100%	300%	57,500	38,333	19,166

Julia Gwaltney	363,000	85%	200%	24,200	24,200	—

Russell T Kelley, Jr.	400,000	85%	250%	111,584	25,000	10,528
(1)	Reflects outstanding PBRSU and TRSU awards and beneficial ownership of our Class A Common Stock as of December 31, 2021.
Compensation Program and Risk-Taking
The C&B Committee believes our compensation programs are appropriately structured to encourage and reward prudent decision-making and avoid excessive risk-taking. The C&B Committee, with the assistance of Meridian, reviewed the Company’s compensation programs in early 2022 to determine whether they encouraged excessive risk taking. Upon evaluation of the assessment, the C&B Committee concluded that our compensation programs do not encourage excessive risk-taking. The Committee’s risk review identified the following risk mitigating features of our compensation programs:
•	Significant market-based long-term incentive components aligned with long-term share ownership;
•	Mix of salary, short-term and long-term compensation;
•	A balance of discretionary and formulaic short-term incentive performance metrics;
•	Capped short-term and long-term incentive payouts;
•	Anti-hedging and anti-pledging policies; and
•	Significant executive stock retention requirements.
Policy Prohibiting Hedging
We believe that derivative transactions, including puts, calls and options, for our securities carry a high risk of inadvertent securities laws violations and also could afford the opportunity for our employees (including our NEOs) and directors to profit from a market view that is adverse to us. For these reasons, we prohibit all of our employees (including our NEOs) and directors from engaging in any type of derivative transaction (including short sales and buying or selling puts, calls or options, in respect of our securities. We also prohibit our employees and directors from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Tax Implications
Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered employees, which include our NEOs. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the C&B Committee has not adopted a policy requiring all compensation to be tax deductible and expects that the deductibility of certain compensation paid will be limited by Code Section 162(m).

Our 2021 Say-on-Pay Vote
At our 2021 Annual Meeting of Shareholders, approximately 96.8% of our shareholders voting on our “say-on-pay” proposal voted FOR the compensation paid to our NEOs as set forth in the “Executive Compensation” section of our 2021 Proxy Statement (excluding abstentions and broker non-votes). The C&B Committee considered the outcome of this vote generally and did not make any changes to our compensation programs as a result of the overwhelming support of our executive compensation practices demonstrated by this vote.
Compensation and Benefits Committee Report
The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management. Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Compensation and Benefits Committee
Joshua Schmidt (Chairman)
Richard Burnett
Edward Geiser
Kevin Cumming
Summary Compensation Table
The following table sets forth the compensation paid during or with respect to the years ended December 31, 2021, 2020 and 2019, to our NEOs for services rendered to us:
Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Compensation ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Darrin J. Henke President and Chief Executive Officer	2021	500,000	777,500	49,450	227,857	1,554,807
	2020	182,692	297,268	1,561,125	56,479	2,097,564
Julia Gwaltney(4) Senior Vice President, Chief Operating Officer	2021	315,715	479,795	441,287	153,761	1,390,558
Russell T Kelley, Jr. Senior Vice President, Chief Financial Officer and Treasurer	2021	400,000	528,700	1,107,836	26,249	2,062,785
	2020	400,000	271,490	185,265	1,249	858,004
	2019	61,538	49,220	614,886	—	725,644
Benjamin A. Mathis(5) Former Senior Vice President Operations and Engineering	2021	41,834	—	—	192,003	233,837
	2020	363,000	246,377	82,315	19,600	711,292
	2019	363,000	286,026	—	19,300	668,326
(1)
Represents the aggregate grant date fair value of TRSUs and PBRSUs units granted to each NEO in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the closing prices of our Common Stock on the dates of grant, in the case of the time-vested restricted stock units and the portion of the PBRSUs that vest based on ROCE, and a Monte Carlo simulation of potential outcomes in the case of the portion of the PBRSUs that vest based on total shareholder return. See Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)
PBRSUs are reported in this column based on target level achievement, which was the probable outcome of such conditions on the dates of grant. The grant date values of the PBRSUs assuming that the highest level of performance conditions (200% of target) will be achieved was as follows:

Name	2021	2020	2019
Henke	$98,900	$1,842,300	—
Gwaltney	$882,574	—	—
Kelley	$2,215,617	$171,672	$1,025,091
Mathis	—	$76,277	—
In addition, for Mr. Henke and Ms. Gwaltney, this column includes the incremental fair value as of the date of amendments of their inducement awards of PBRSUs granted in August 2020 and January 2021, respectively, each of which was amended on April 7, 2021 to align the performance metrics under such awards with the metrics applicable to the other officers and key employees who received April 2021 PBRSU grants.

(3)
For Mr. Henke, this amount for 2021 includes (i) reimbursement of commuting expenses from his home in Denver, Colorado of $40,145 and related tax gross-up of $12,922, (ii) $84,036 in expenses and related tax gross-up of $49,354 in connection with Mr. Henke’s planned relocation to Houston, and (iii) Company contributions to Mr. Henke’s designated charitable organizations under the Company’s matching gifts program of $24,000. For Ms. Gwaltney, this amount for 2021 includes (i) reimbursement of commuting expenses from her home in Denver, Colorado of $16,072 and related tax gross-up of $5,173 prior to her relocation to Houston, (ii) $77,839 in relocation expenses and related tax gross-up of $38,326 in connection with Ms. Gwaltney’s relocation to Houston, and (iii) the Company’s contribution to Ms. Gwaltney’s designated charitable organizations under the Company’s matching gifts program of $13,000. For Mr. Kelley, the amount includes for 2021 the Company’s contribution to Mr. Kelley’s designated charitable organizations under the Company’s matching gifts program of $25,000. For Mr. Mathis, this amount includes his lump sum cash severance payment of $181,500, as well as $10,000 in outplacement services available under the terms of his Separation Agreement. This amount also includes our matching and other contributions to our NEOs’ 401(k) plan accounts. We contributed the following amounts to the 401(k) plan accounts of our NEOs in 2021:

Name	2021
Henke	$17,400
Gwaltney	$3,351
Kelley	$1,249
Mathis	$503
(4)	Ms. Gwaltney was appointed Senior Vice President, Development on January 5, 2021 and promoted to Senior Vice President, Chief Operating Officer on March 3, 2022.
(5)
Mr. Mathis’ employment with the Company terminated on January 4, 2021 in connection with an internal restructuring. The amounts shown for 2021 reflect his base salary received for services prior to his separation as well as his separation payment.

Grants of Plan-Based Awards
The following table sets forth information concerning the annual incentive cash bonuses granted under the Annual Incentive Plan Guidelines and the PBRSUs and TRSUs granted under the Incentive Plan to our NEOs in 2021 by the C&B Committee. Mr. Mathis did not receive any grants of plan-based awards in 2021.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Darrin J. Henke		—	500,000	1,000,000
	4/7/21								49,450(5)

Julia Gwaltney		—	308,550	617,100
	1/11/21				—	24,200	48,400		528,044
	1/11/21							24,200	317,262
	4/7/21								20,812(5)
Russell T Kelley, Jr.		—	340,000	680,000
	4/7/21				—	60,753	121,506		1,107,836
(1)	Represents the threshold, target and maximum amounts of each NEO’s annual incentive cash bonus for 2021 under the Annual Incentive Plan Guidelines.
(2)
These are awards of PBRSUs units granted under the Incentive Plan. The estimated future payout assumes a target payout of 100% of the PBRSUs granted. The awards could be earned at up to a maximum of 200% of the PBRSUs granted. See “—Narrative Discussion of Equity Awards.”

(3)	These TRSUs vest over a three-year period from the grant date.
(4)
This column shows the grant date fair value of the awards granted to the NEOs on the date indicated computed in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the awards may be more or less than the grant date fair value.

(5)
Reflects the incremental fair value as of the date of amendments of their inducement awards of PBRSUs granted in August 2020 and January 2021, respectively, each of which was amended on April 7, 2021 to align the performance metrics under such awards with the metrics applicable to the other officers and key employees who received April 2021 PBRSU grants.

Narrative Discussion of Equity Awards
Time-Vested Restricted Stock Units
Ms. Gwaltney was the only NEO who received TRSUs in 2021 as subsequent to her inducement grant, the Company determined to award 100% of 2021 officer equity grants in PBRSUs. All outstanding TRSUs of our NEOs, including those granted to Ms. Gwaltney in 2021, vest over a three-year period, with one-third vesting on each anniversary of the grant date, subject to continuous service with the Company through the applicable vesting date. All outstanding TRSUs granted to our NEOs provide that payments on such TRSUs will be made in shares of Class A Common Stock.

Performance-Based Restricted Stock Units
2021 Awards
We granted PBRSUs to Ms. Gwaltney in January 2021 and to Mr. Kelley in April 2021. Mr. Henke’s 2020 inducement grant was in lieu of any additional equity grant in 2021. However, Mr. Henke and Ms. Gwaltney each agreed to amend their outstanding PBRSU award agreements in April 2021 to align the performance metrics under such awards with that of the other employees who received grants in April 2021. The PBRSUs vest at 0% to 200% of the target amount based 50% on the Company’s annualized total shareholder return (“TSR”) on an absolute basis and relative to the TSR of certain peer companies during the performance period beginning January 1, 2021 and ending December 31, 2023 and 50% on average annual ROCE over the same performance period. The peer group of companies used for determining the TSR payout for the PBRSUs with the 2021-2023 performance period were selected based on market capitalization, enterprise value, net debt, EBITDA, percentage liquids, production and reserves value, among other things and include the following (the “TSR Peer Group”):
Berry Corporation	Battalion Oil Corporation
Matador Resources Company	Earthstone Energy, Inc.
Callon Petroleum Company	Laredo Petroleum, Inc.
Centennial Resource Development, Inc.	SM Energy Company
Civitas Resources, Inc.	Whiting Petroleum Corporation
Oasis Petroleum Inc.	Magnolia Oil & Gas Corp.
HighPeak Energy, Inc.
The number of shares ultimately earned with respect to the TSR portion of such PBRSUs will be determined as follows based on the Company’s annualized TSR performance relative to the TSR Peer Group and its absolute annualized TSR performance:
Annualized TSR Performance Relative to TSR Peer Group	Absolute Annualized TSR Performance
	<=0%	0.1% - 25.0%	>25%
<25th Percentile	0.0%	25.0%	50.0%
>=25th Percentile	0.0%	50.0%	100.0%
>=50th Percentile	25.0%	100.0%	150.0%
>=75th Percentile	50.0%	125.0%	200.0%
The number of shares ultimately earned with respect to the average ROCE portion of such PBRSUs is determined as follows, with interpolation for performance between the threshold, target and maximum levels:
	Average ROCE Performance	Payout %
Threshold	14%	0%
Target	19%	100%
Maximum	24%	200%
Employment Contracts
The Company currently maintains no employment agreements with any of its executive officers; however, the Company entered into a Separation Agreement with Mr. Mathis in 2021 in connection with his separation from the Company.
Separation Agreement
The Company and Mr. Mathis entered into a separation agreement effective as of January 4, 2021 (the “Mathis Separation Agreement”) in connection with his departure from the Company. Under the Mathis Separation Agreement, Mr. Mathis received, among other things: (i) a lump sum cash payment of $181,500, (ii) $246,377 as payment of Mr. Mathis’ earned annual bonus for 2020, based on actual Company performance for the year, (iii) Company-subsidized COBRA continuation coverage for Mr. Mathis and his eligible dependents for up to 6 months following his termination of employment valued at approximately $11,020, (iv) vesting of 9,160 TRSUs and 6,372 PBRSUs, with all other unvested restricted stock units held by Mr. Mathis forfeited as of the date of his termination of employment, and (v) reimbursement for outplacement services through an agency selected by Mr. Mathis, in an amount not to exceed $10,000. The Mathis Separation Agreement includes a general release of claims and Mr. Mathis’ agreement to comply with certain non-disparagement, non-solicitation and non-compete covenants.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth, for each of our NEOs, information regarding outstanding equity awards on an award-by-award basis as of December 31, 2021. Mr. Mathis held no outstanding equity awards as of such date.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Darrin J. Henke	38,333(2)	$1,031,924
			57,500(3)	$1,547,900
Julia Gwaltney	24,200(4)	651,464
			24,200(3)	$651,464
Russell T Kelley, Jr.	1,156(5)	$31,120
			15,066(6)	$405,577
	23,844(7)	$641,880
			35,765(3)	$962,794
			60,753(3)	$1,635,471
(1)	The value of these awards is based on the number of shares reported multiplied by $26.92, the closing price of our Class A Common Stock on December 31, 2021, the last trading day of our fiscal year.
(2)	Of these TRSUs, 19,166 will vest on each of August 26, 2022 and August 26, 2023.
(3)	The performance period for these PBRSUs will expire on December 31, 2023. For purposes of this table, the market value of these PBRSUs reflects an assumed payout percentage of 100%.
(4)	Of these TRSUs, 8,067 vested on January 11, 2022 and 8,066 will vest on January 11, 2023 and January 11, 2024.
(5)	All 1,156 of these TRSUs vested on January 26, 2022.
(6)	The performance period for these PBRSUs will expire on December 31, 2022. The market value of these PBRSUs reflects an assumed payment percentage of 100%.
(7)	Of these TRSUs, 11,922 vested on March 19, 2022 and 11,922 will vest on March 19, 2023.
Stock Vested in 2021
The following table sets forth the number of shares of our Class A Common Stock acquired upon the vesting of TRSUs and PBRSUs during 2021:
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Darrin J. Henke	19,166	$362,659
Julia Gwaltney	—	—
Russell T Kelley, Jr.	13,078	$205,009
Benjamin A. Mathis	15,532	$165,726
(1)	Amount is based on the number of shares of restricted stock units vested multiplied by the market value of the underlying shares on the vesting date.
Potential Payments upon Termination or a Change in Control
Our NEOs participate in the Ranger Oil Corporation 2017 Special Severance Plan (as most recently amended December 23, 2020, the “Severance Plan”). The Severance Plan provides for the following payments and benefits in the event of a termination of employment without “Cause” or resignation for “Good Reason” (each as defined in the Severance Plan) within a defined protection period (ranging from 18 months at Tier 3 to 24 months at Tier 1 or 2 for our NEOs) following a Qualifying Liquidity Event (as defined in the Severance Plan). The NEOs are entitled to (i) severance pay equal to the sum of the participant’s (x) base salary and (y) target annual bonus, multiplied by 2.5 (in the case of a tier 1 participant), 2.0 (in the case of a tier 2 participant), or 1.5 (in the case of a tier 3 participant), (ii) Company-paid COBRA continuation coverage for 18 months and (iii) outplacement assistance paid for by the Company at a cost of up to $10,000; in all cases subject to execution of an effective release of the participant’s claims in favor of the Company and his or her compliance with certain non-disparagement, non-solicitation and non-compete covenants. Our NEOs are at the following participation tiers: (i) Mr. Henke: Tier 1, (ii) Mr. Kelley: Tier 2 and (iii) Ms. Gwaltney: Tier 3. A “Qualified Liquidity Event” under the Severance Plan was triggered on January 15, 2021 in connection with the closing of our transaction with affiliates of Juniper Capital Advisors, L.P. As a result, the Severance Plan will terminate in accordance with its terms upon the later of (i) payment of applicable benefits under the Severance Plan or (ii) 90 days following the end of the latest protection period.
Under the Incentive Plan and the applicable award agreements for TRSUs, upon a termination of the NEO’s service by the Company without cause or the NEO’s resignation for good reason within the 12-month period following a Change in Control (as described below), all unvested TRSUs will vest in full. Otherwise, upon a termination of service by the Company without cause or by the officer for good reason, the next tranche of RSUs scheduled to vest will vest as of the date of such termination. Upon an officer’s termination of service by the Company due to the officer’s death or disability (as defined in the award agreement), a pro-rated portion of the RSUs will vest as of the date of such termination.
Under the Incentive Plan and the applicable award agreements for PBRSUs, upon the occurrence of a Change in Control in which the surviving entity fails to assume the award agreement or substitute it with a substantially equivalent award, the PBRSUs will vest based on the Company’s achievement of the applicable performance measures through the date of the Change in Control. Otherwise upon a termination of the officer’s service by the Company without cause or the officer’s resignation for good reason within the 12-month period following a change in control, the PBRSUs will vest based on the Company’s achievement of the applicable performance measures through the date of such officer’s termination. Outside of a Change in Control, upon an officer’s termination of service by the Company without cause or by the officer for good reason, or due to such officer’s death or disability, a pro-rated portion of the PBRSUs will vest based on the Company’s achievement of the applicable performance measures through the date of such termination multiplied by a fraction representing the period of time in the performance period during which such officer was employed.
A “Change in Control” under our Incentive Plan is generally defined as a sale of at least 50% in total gross fair market value of our assets, the acquisition by a person or group of more than 50% of the voting power of our stock, or certain changes in the composition of our Board.
Estimated Payments
The table below and the discussion that follows reflect the amount of compensation payable to each NEO upon termination from the Company under several scenarios assuming such termination was effective December 31, 2021. For information on the payments actually received by Mr. Mathis in connection with his separation from the Company, please see “Executive Compensation—Employment Contracts—Separation Agreements” above.
Name of Executive Officer	Cash Severance ($)	Accelerated Vesting of Restricted Stock Units (#)	Total Estimated Value of Accelerated Vesting ($)(1)	Other Benefits ($)(2)
Darrin J. Henke
Death or Disability	—	2,588	696,907	—
Change in Control(3)(4)	2,500,000	95,833	2,579,824	36,000
Termination by Employee
Without Good Reason or by Company for Cause	—	—	—	—
Termination for Good
Reason or by Company Without Cause(5)	—	38,334	1,031,942	—

Name of Executive Officer	Cash Severance ($)	Accelerated Vesting of Restricted Stock Units (#)	Total Estimated Value of Accelerated Vesting ($)(1)	Other Benefits ($)(2)
Julia Gwaltney
Death or Disability	—	15,912	428,360	—
Change in Control(3)(4)	1,007,325	48,400	1,302,928	—
Termination by Employee
Without Good Reason or by Company for Cause	—	15,912	428,360	—
Termination for Good
Reason or by Company Without Cause(5)	—	15,912	428,360	—

Russell T Kelley, Jr.
Death or Disability	—	63,586	1,711,747	—
Change in Control(3)(4)	1,480,000	136,584	3,676,841	36,000
Termination by Employee
Without Good Reason or by Company for Cause	—	—	—	—
Termination for Good
Reason or by Company Without Cause	—	67,216	1,809,464	—
(1)	Reflects value of accelerated vesting of equity grants at $26.92 per share (closing price on December 31, 2021, the last trading day of the fiscal year).
(2)	Includes estimated cost of COBRA continuation coverage.
(3)	Assumes vesting of the PBRSUs at 100%.
(4)	Assumes a qualifying termination within 12 months following such Change in Control.
(5)
Assumes a performance multiplier of 100%. Pursuant to the applicable award agreements, the number of shares that vest is based on performance multiplier times the portion of the performance period during which the NEO was employed.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN
The following table sets forth certain information as of December 31, 2021, regarding the TRSUs and securities issued and to be issued under our equity compensation plans.
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders(1)	920,654(2)	n/a(3)	3,395,646
Equity compensation plans not approved by shareholders(4)	225,933(2)	n/a(3)	n/a
(1)
In July of 2019, our shareholders approved the Incentive Plan which included an aggregate share reserve of 675,000 shares of Common Stock plus (a) any shares remaining available for grant under the Prior Plan as of such time and (b) any shares subject to outstanding awards under the Prior Plan as of such time that are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash.

(2)
This amount consists of outstanding time- and performance-based restricted stock units and includes the maximum number of shares that may be issued upon settlement of outstanding performance-based restricted stock units.

(3)	Restricted stock units do not have an exercise price and thus are not reflected here. We have no outstanding stock options.
(4)
Consists of inducement grants to Darrin J. Henke and Julia Gwaltney of 115,000 RSUs and 48,400 RSUs upon their joining the Company in August 2020 and January 2021, respectively, in accordance with Nasdaq Listing Rule 5635(c)(4), with 50% of such awards in PBRSUs with a 2021-2023 performance period and 50% in TRSUs vesting over three years from the date of hire. These inducement grants were made outside of the Incentive Plan, but on terms and conditions substantially similar to those contained in the Incentive Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee has appointed Grant Thornton as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2022. Shareholders are being asked to ratify the appointment of Grant Thornton at the Annual Meeting under Proposal No. 3. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.
Audit Fees
The following is a summary and description of fees for services provided by Grant Thornton for the years ended December 31, 2021 and 2020.
	2021	2020
Audit Fees(1)	$978,900	$643,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$978,900	$643,000
(1)
Audit fees consist of fees for the audit of our consolidated financial statements, reviews of interim financial statements, the audit of our internal control over financial reporting, and fees in connection with registration statements and in 2021, a senior notes offering.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for us by Grant Thornton in 2021 were pre-approved by the Audit Committee.
Audit Committee Report
Under the rules established by the SEC, we are required to provide certain information about the Company’s independent registered public accounting firm and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.
As discussed under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for the fiscal year ended December 31, 2021. First, the Audit Committee reviewed and discussed with the Company’s management and Grant Thornton, the Company’s independent registered public accounting firm for 2021, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2021. Second, the Audit Committee discussed with Grant Thornton the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, or the “PCAOB,” including information regarding the scope and results of the audit, and the SEC. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Finally, the Audit Committee received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has also discussed with Grant Thornton its independence. Through its discussions with Grant Thornton and management, including discussions with Grant Thornton and management regarding the financial statements, discussions with Grant Thornton regarding the scope and results of the audit and Grant Thornton’s independence and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2021 Annual Report on Form 10-K for filing with the SEC.
Audit Committee
Richard Burnett (Chairman)
Tiffany Thom Cepak
Jeffrey Wojahn

MISCELLANEOUS
Shareholder Proposals and Nominations
Any shareholder who wishes to submit a proposal for consideration at our 2023 Annual Meeting of Shareholders, and who wishes to have such proposal included in our Proxy Statement, must comply with the provisions of Rule 14a-8 of the proxy rules of the SEC and must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Houston, Texas, not later than November 29, 2022.
Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting of shareholders or to bring other business before an annual meeting (other than proposals that have been submitted for inclusion in our Proxy Statement for such meeting, including under Rule 14a-8). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Ranger Oil Corporation, Attention: Corporate Secretary, 16285 Park Ten Place, Suite 500, Houston, Texas 77084.
Our Bylaws require that to have a proposal voted upon at the 2023 Annual Meeting of Shareholders, including a proposal relating to nominations for the elections of directors, the proposing shareholder must have delivered in writing to the Secretary of the Company at our principal executive office the notice of such proposal no earlier than January 2, 2023 and no later than February 1, 2023; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2023 Annual Meeting is mailed or public announcement of the date of the 2023 Annual Meeting is made, whichever occurs first. Additionally, shareholders who wish to provide notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a shareholder’s intent to solicit proxies in support of nominees must do so no later than March 3, 2023. Such notice for a proposal of business, other than nomination of directors, must include, in addition to any other information required by the Bylaws, the following information: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (B) with respect to the shareholder giving the notice, (i) the name and address of such shareholder, (ii) the class or series and number of shares of capital stock owned beneficially and of record by such person, (iii) a description of all arrangements or understandings between such shareholder and any other person or entity in connection with the ownership of the capital stock of the Company and the proposal and any material interest of such shareholder in such proposal, (iv) whether such shareholder intends to deliver a form of proxy to other equityholders of the Company of at least the percentage of the Company’s voting shares required to approve the proposal, (v) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to introduce the business specified in the notice and (vi) all other information with respect to such shareholder that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A.
For purposes of director nominations, such notice must include, in addition to any other information required by the Bylaws, the following information: (A) with respect to the shareholder who intends to make the nomination, (i) the name and address of such shareholder, (ii) the class or series and number of shares of capital stock owned beneficially and of record by such person, (iii) a description of all arrangements or understandings between such shareholder and any other person or entity in connection with the ownership of the capital stock of the Company and any material interest of such shareholder in such nomination, (iv) whether such shareholder intends to deliver a form of proxy to other equityholders of the Company to elect such nominee or nominees, (v) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (vi) all other information that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A, (B) with respect to each proposed nominee, (i) the name, age, business address and residential address of such person, (ii) such person’s principal occupation, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such person and (iv) all other information that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A and (C) a written consent executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaws provisions will be eligible to be nominated for election as a member of the

Board at our 2023 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders.
Other Matters
We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.
Annual Report and Form 10-K
We are sending a copy of our 2021 Annual Report to shareholders with the proxy materials. The Annual Report contains a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC.
We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.
We will deliver promptly, upon written or oral request, a separate copy of our 2021 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Ranger Oil Corporation, 16285 Park Ten Place, Suite 500, Houston, Texas 77084, or call us at (713) 772-6500, if the shareholder (i) wishes to receive a separate copy of our 2021 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.
Notice of Internet Availability of Proxy Materials
Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on May 2, 2022.
This Proxy Statement, the proxy card and our 2021 Annual Report, including Form 10-K, are available at http://www.rangeroil.com.
If you wish to attend the meeting in person, you can obtain driving directions to the Hyatt Regency West Houston, Houston, Texas at https://www.hyatt.com/en-US/hotel/texas/hyatt-regency-houston-west/houro/maps-parking-transportation..
By Order of the Board of Directors

/s/ Katherine Ryan
Katherine Ryan
Corporate Secretary
April 1, 2022

RANGER OIL CORPORATION
OIL CORPORATION

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 1, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 1, 2022. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D73136-P71988

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**RANGER OIL CORPORATION**

**The Board of Directors recommends you vote FOR each of the director nominees listed in Proposal 1.**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Tiffany Thom Cepak | ☐ | ☐ | ☐ |
| 1b. Darrin J. Henke | ☐ | ☐ | ☐ |
| 1c. Richard Burnett | ☐ | ☐ | ☐ |
| 1d. Jeffrey E. Wojahn | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR Proposals 2 and 3.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The 2022 Notice and Proxy Statement and 2021 Annual Report On Form 10-K are available at http:www.rangeroil.com/annualmeeting.

D73137-P71988

## RANGER OIL CORPORATION
## Annual Meeting of Shareholders
## May 2, 2022 at 10:30 a.m. CT
## This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Darrin J. Henke and Russell T Kelley, Jr. as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Ranger Oil Corporation held of record by the undersigned on March 18, 2022, at the Annual Meeting of Shareholders to be held at the Hyatt Regency Houston West, 13210 Katy Freeway, Houston, Texas at 10:30 a.m. Central Time on May 2, 2022, or at any adjournment thereof.

**A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted "FOR" all nominees listed in Proposal 1 and "FOR" Proposals 2 and 3 and in the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Shareholders by a reasonable time before the proxy solicitation was made and for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).**

**Continued and to be signed on reverse side**